Exhibit 10.4

ONEOK, Inc.

2005 NONQUALIFIED

DEFERRED COMPENSATION PLAN

January 1, 2005

ONEOK, Inc.

2005 NONQUALIFIED DEFERRED COMPENSATION PLAN

Table of Contents

ARTICLE I. PURPOSE		1

1.1	Statement of Purpose; Effective Date	1

ARTICLE II. DEFINITIONS		1

2.1	Account	1

2.2	Base Salary	1

2.3	Beneficiary	2

2.4	Board	2

2.5	Bonus	2

2.6	Change in Ownership or Control	2

2.7	Code	2

2.8	Committee	2

2.9	Compensation	2

2.10	Corporation	2

2.11	Deferral Account	3

2.12	Deferral Benefit	3

2.13	Determination Date	3

2.14	Disabled	3

2.15	Election	3

2.16	Employee	3

2.17	Eligible Employee	3

2.18	Employer	3

2.19	ERISA	4

2.20	Exchange Act	4

2.21	Fiscal Year	4

2.22	Fixed Schedule	4

2.23	Investment Return Rate	4

2.24	Just Cause	4

2.25	Key Employee	5

2.26	Key Employee Incentive Plan	5

2.27	Long-Term Deferral	5

2.28	Lump Sum Merit Award	5

2.29	Matching Account	5

2.30	Matching Amount	5

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2.31	Matching Percentage	5

2.32	Participant	5

2.33	Participation Agreement	5

2.34	Person	6

2.35	Performance-Based Compensation	6

2.36	Plan	6

2.37	Plan Year	6

2.38	Retirement	6

2.39	Retirement Plan	6

2.40	Separation from Service	6

2.41	Shares	6

2.42	Short-Term Deferral	6

2.43	Specified Time	7

2.44	Subsequent Election	7

2.45	Subsidiary	7

2.46	Taxable Year	7

2.47	Thrift Plan	7

2.48	Trust	7

2.49	Unforeseeable Emergency	7

ARTICLE III. ELIGIBILITY AND PARTICIPATION		8

3.1	Eligibility	8

3.2	Participation	8

3.3	Elections to Participate Irrevocable	8

3.4	Exclusion from Eligibility	8

ARTICLE IV. DEFERRAL OF COMPENSATION		9

4.1	Amount and Time of Election to Defer	9

4.2	Deferral Periods	9

4.3	Committee Authority; Deferral of Compensation	9

4.4	General Requirements for All Elections	10

4.5	Matching Amounts	10

4.6	Crediting Deferred Compensation and Matching Amounts	11

ARTICLE V. BENEFIT ACCOUNTS		11

5.1	Determination of Account	11

5.2	Crediting of Investment Return; Other Items to Participant Accounts	11

5.3	Investment Return Rate; Designated Deemed Investment	12

5.4	Statement of Accounts	12

5.5	Vesting of Account	12

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ARTICLE VI. PAYMENT OF BENEFITS		12

6.1	Requirements for Distributions and Payments	12

6.2	Payment of Long-Term Deferred Benefit; Retirement Eligible Participant	13

6.3	Payment of Short-Term Deferral Benefit	14

6.4	Payment of Deferral Benefit upon Disability or Death	14

6.5	Lump Sum Payment of Deferral Benefit Upon Termination of Employment; Participant Not Eligible for Vested Retirement Plan Benefits	14

6.6	Form of Payment	14

6.7	Commencement of Payments	15

6.8	Additional Amount As To Certain Retirement Plan Participants	15

6.9	Specific Term Deferrals	16

6.10	Payment of Deferrals for Unforeseeable Emergency	16

ARTICLE VII. BENEFICIARY DESIGNATION		16

7.1	Beneficiary Designation	16

7.2	Amendments	16

7.3	No Designation	17

7.4	Effect of Payment	17

ARTICLE VIII. ADMINISTRATION		17

8.1	Plan Committee; Duties	17

8.2	Agents	18

8.3	Binding Effect of Decisions	18

8.4	Indemnity of Committee	18

ARTICLE IX. AMENDMENT AND TERMINATION OF PLAN		18

9.1	Amendment	18

9.2	Termination	18

ARTICLE X. PLAN EFFECT, LIMITATIONS, MISCELLANEOUS PROVISIONS		19

10.1	Nature of Employer Obligation; Funding	19

10.2	Trusts; Transfers of Assets, Property	19

10.3	Nonassignability	20

10.4	Captions	21

10.5	Governing Law	21

10.6	Successors	21

10.7	No Right to Continued Service	21

EXHIBIT A		22

EXHIBIT B		23

EXHIBIT C		24

EXHIBIT D		26

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ONEOK, Inc.

2005 NONQUALIFIED DEFERRED COMPENSATION PLAN

ARTICLE I.

PURPOSE

1.1	Statement of Purpose; Effective Date

This 2005 ONEOK, Inc., Employee Nonqualified Deferred Compensation Plan (the “Plan”) and related agreements between the Employer and certain management or highly compensated employees is an unfunded, nonqualified deferred compensation plan and arrangement.

The purpose of the Plan is to provide a select group of management and highly compensated employees of the Employer with the option to defer the receipt of portions of their compensation payable for services rendered to the Employer, and provide nonqualified deferred compensation benefits which are not available to such employees by reason of limitations on employer and employee contributions to qualified pension or profit-sharing plans under the federal tax laws.

It is intended that the Plan will assist in attracting and retaining qualified individuals to serve as officers and managers of the Employer; and the Plan is intended to constitute a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of, and as described in Section 201(2) and related provisions of ERISA.

The Plan is intended to meet all requirements of Section 409A of the Code for compensation deferred under the Plan to not be includible in gross income of the Participant until actually paid or distributed pursuant to the Plan.

The Plan is generally effective on January 1, 2005.

ARTICLE II.

DEFINITIONS

When used in this Plan and initially capitalized, the following words and phrases shall have the meanings indicated:

2.1	Account.

“Account” means the sum of a Participant’s Deferral Account and Matching Account under the Plan.

2.2	Base Salary.

“Base Salary” means a Participant’s basic wage or salary paid by an Employer to the Participant without regard to any increases or decreases in such basic wage or salary as a result of (i) an Election to defer basic wage or salary under this Plan or (ii) an Election between benefits or cash provided under a plan of an Employer maintained pursuant to Sections 125 or 401(k) of the Code, and as limited in Exhibit B attached hereto. The Base Salary does not include any Lump Sum Merit Award paid to a Participant, nor any Bonus, as defined in Section 2.5, below.

2.3	Beneficiary.

“Beneficiary” means the person or persons designated or deemed to be designated by the Participant pursuant to Article VII to receive benefits payable under the Plan in the event of the Participant’s death.

2.4	Board.

“Board” means the Board of Directors of the Corporation.

2.5	Bonus.

“Bonus” means the cash bonus paid by the Employer to a Participant under the Key Employee Incentive Plan without regard to any decreases as a result of (i) an Election to defer all or any portion of such Bonus under this Plan or (ii) an Election between benefits or cash provided under the Thrift Plan or any other plan of the Employer maintained pursuant to Section 401(k) of the Code.

2.6	Change in Ownership or Control.

“Change in Ownership or Control” means to the extent provided by Treasury Regulations issued under Code Section 409A, a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation.

2.7	Code.

“Code” means the Internal Revenue Code of 1986, and Treasury regulations thereunder, as amended from time to time.

2.8	Committee.

“Committee” means the Executive Compensation Committee of the Board of Directors of the Corporation.

2.9	Compensation.

“Compensation” means the Base Salary and Bonus payable with respect to an Eligible Employee for each calendar year.

2.10	Corporation.

“Corporation” means ONEOK, Inc., its successors and assigns, or any division or Subsidiary thereof.

2.11	Deferral Account.

“Deferral Account” means the account maintained on the books of the Employer for the purpose of accounting for the amount of Compensation that each Participant elects to defer under the Plan and for the amount of investment return credited or debited thereto for each Participant in accordance with Article V.

2.12	Deferral Benefit.

“Deferral Benefit” means the benefit payable to a Participant or his or her Beneficiary pursuant to Article VI.

2.13	Determination Date.

“Determination Date” means a date on which the amount of a Participant’s Account is determined and updated as provided in Article V. Each December 31 of a calendar year shall be the Determination Date.

2.14	Disabled.

“Disabled” means that a Participant is unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering Employees of the Corporation.

2.15	Election.

“Election means the initial Election of a Participant to defer Compensation to the Participant for services performed for a Plan Year or other period pursuant to the Plan.

2.16	Employee.

“Employee” means an employee of the Corporation or a Subsidiary.

2.17	Eligible Employee.

“Eligible Employee” means a highly compensated or management employee of the Corporation who is designated by the Committee, by individual name, or group or description, in accordance with Section 3.1, as eligible to participate in the Plan.

2.18	Employer.

“Employer” means, with respect to a Participant, the Corporation or the Subsidiary which pays such Participant’s Compensation.

2.19	ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.20	Exchange Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.21	Fiscal Year.

“Fiscal Year” means the fiscal year of the Corporation commencing January 1 and ending the following December 31.

2.22	Fixed Schedule.

“Fixed Schedule” means the distribution or payment of Compensation deferred under the Plan in a fixed schedule of distributions or payments that are determined and fixed at the time the deferral of such Compensation is first elected by the Participant.

2.23	Investment Return Rate.

“Investment Return Rate” means the rate of investment return to be credited to a Participant’s Deferral Account and Matching Account pursuant to Section 5.2, which rate shall be specified in Section 5.3 and Exhibit “C” attached hereto.

2.24	Just Cause.

“Just Cause” shall mean the Employee’s conviction in a court of law of a felony, or any crime or offense in a court of law of a felony, or any crime or offense involving misuse or misappropriation of money or property, the Employee’s violation of any covenant, agreement or obligation not to disclose confidential information regarding the business of the Corporation (or a division or Subsidiary); any violation by the Employee of any covenant not to compete with the Corporation (or a division or Subsidiary); any act of dishonesty by the Employee which adversely affects the business of the Corporation (or a division or Subsidiary); any willful or intentional act of the Employee which adversely affects the business of, or reflects unfavorably on the reputation of the Corporation (or a division or Subsidiary); the Employee’s use of alcohol or drugs which interferes with the Employee’s performance of duties as an employee of the Corporation (or a division or Subsidiary); or the Employee’s failure or refusal to perform the specific directives of the Corporation’s Board, or its officers which directives are consistence with the scope and nature of the Employee’s duties and responsibilities with the existence and occurrence of all of such causes to be determined by the Corporation in its sole discretion; provided, that nothing contained in the foregoing provisions of this paragraph shall be deemed to interfere in any way with the right of the Corporation (or a division or Subsidiary), which is hereby acknowledged, to terminate the Employee’s employment at any time without cause.

2.25	Key Employee.

“Key Employee” means an Employee who is (i) an officer of the Corporation having annual compensation greater than $130,000 (adjusted for inflation at the same time and in the same manner as is provided for in Code Section 416(i) and limited to 50 employees of the Corporation, (ii) a 5-percent owner of the Corporation, and (iii) a 1-percent owner of the Corporation having annual compensation from the Corporation greater than $150,000.

2.26	Key Employee Incentive Plan.

“Key Employee Incentive Plan” means the Key Employee Annual Incentive Plan of the Corporation.

2.27	Long-Term Deferral.

“Long-Term Deferral” means a deferral made by a Participant that is not a Short-Term Deferral.

2.28	Lump Sum Merit Award.

“Lump Sum Merit Award” means a Lump Sum Merit Award granted and paid to a Participant pursuant to the merit compensation program of the Corporation and its Subsidiaries.

2.29	Matching Account.

“Matching Account” means the account maintained on the books of the Employer for the purpose of accounting for the Matching Amount and for the amount of investment return credited thereto for each Participant pursuant to Article V.

2.30	Matching Amount.

“Matching Amount” means the amount credited to a Participant’s Matching Account under Section 4.4.

2.31	Matching Percentage.

“Matching Percentage” means the matching contribution percentage in effect for a specific Plan Year under the Thrift Plan.

2.32	Participant.

“Participant” means any Eligible Employee who elects to participate by filing a Participation Agreement as provided in Section 3.2.

2.33	Participation Agreement.

“Participation Agreement” means the agreement filed by a Participant, in the form prescribed by the Committee, pursuant to Section 3.2.

2.34	Person.

“Person” means an individual, a trust, estate, partnership, limited liability company, association, corporation or other entity.

2.35	Performance-Based Compensation.

“Performance-Based Compensation” means Compensation, including Bonus (as hereinabove defined), that is conditioned upon or subject to meeting certain requirements similar to those under Code Section 162(m), as more particularly provided for in Treasury Regulations issued under Code Section 409A.

2.36	Plan.

“Plan” means this ONEOK, Inc. Employee Nonqualified Deferred Compensation Plan, as amended from time to time.

2.37	Plan Year.

“Plan Year” means a twelve-month period commencing January 1 and ending the following December 31.

2.38	Retirement.

“Retirement” means the voluntary termination of employment of a Participant when retirement benefits become payable to the Participant under the Retirement Plan.

2.39	Retirement Plan.

“Retirement Plan” means the Retirement Plan for Employees of ONEOK, Inc. and Subsidiaries.

2.40	Separation from Service.

“Separation from Service” means the termination of a Participant’s employment with the Corporation.

2.41	Shares.

“Shares” means the common stock, par value $0.01 per share, of the Corporation and any other securities into which such shares are changed or for which such shares are exchanged.

2.42	Short-Term Deferral.

“Short-Term Deferral” means a deferral elected by a Participant under which payment of the Deferral Benefit shall commence on a date specified by the Participant, but not less than five (5) years after the Participant’s Election thereof; provided, that the Committee, may, in its sole discretion, determine and direct that a shorter period, of not less than one (1) year, be applied to any Short-Term Deferral.

2.43	Specified Time.

“Specified Time” means a specified date at which compensation deferred by a Participant pursuant to the Plan is required to be distributed or paid and which is specified at the time the deferral of such compensation is initially elected by the Participant.

2.44	Subsequent Election.

“Subsequent Election” means and Election made by a Participant with respect to the time or form of distribution or payment Compensation deferred under the Plan that is made at any time after his/her Election with respect to such deferred Compensation.

2.45	Subsidiary.

“Subsidiary” means any corporation of which the Corporation owns, directly or indirectly, at least a majority of the shares of stock having voting power in the Election of directors of such corporation.

2.46	Taxable Year.

“Taxable Year” shall mean the Plan Year commencing January 1 and ending the following December 31.

2.47	Thrift Plan.

“Thrift Plan” means the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries.

2.48	Trust.

“Trust” means a trust created and established pursuant to Section 11.2 of the Plan, or otherwise by the Corporation with respect to the Plan.

2.49	Unforeseeable Emergency.

“Unforeseeable Emergency” means a sever financial hardship to the Participant resulting from illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary circumstances arising as a result of events beyond the control of the Participant, and it is intended and directed with respect to any such Unforeseeable Emergency that any amounts distributed under the Plan by reason thereof shall not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship.

ARTICLE III.

ELIGIBILITY AND PARTICIPATION

3.1	Eligibility.

Eligibility to participate in the Plan shall be granted to those Eligible Employees who are designated by the Committee and approved by the Board. Subject to Section 3.4, below (providing for exclusion of Employees not qualifying under certain definitional terms of federal law), the Committee shall adopt a complete written list and/or designation of the Eligible Employees, by individual name or by reference to an identifiable group of persons or by descriptions of the components of compensation of an individual which would qualify the individuals who are eligible to participate, and all of whom shall be a select group of management or highly compensated employees. The written list and/or designation of Eligible Employees by the Committee, as approved by the Board, from time to time, shall be adopted and maintained as provided in Exhibit A attached hereto.

3.2	Participation.

Participation in the Plan shall be limited to Eligible Employees who elect to participate in the Plan by timely filing a Participation Agreement with the Committee. An Eligible Employee shall commence participation in the Plan upon the first day of the Plan Year or Fiscal Year as the case may be, designated in his or her Participation Agreement filed with the Committee prior to the beginning of such Plan Year. The Committee, with the Board’s approval, may in its sole discretion, allow individuals who become Eligible Employees after the beginning of a Plan Year to elect to participate in the Plan for the remaining part of such Plan Year; provided, that any Election by such an Eligible Employee to initially defer Compensation upon becoming a Participant in the Plan shall be made within thirty (30) days after the date he/she becomes a Participant in the Plan.

3.3	Elections to Participate Irrevocable.

A Participant may not change a previously elected percentage of deferral of Compensation, or terminate his or her Election to participate in the Plan for a Plan Year. Except as may otherwise be determined and approved by the Committee, a Participant’s Election to defer Base Salary and Bonus shall only be effective as of the beginning of the next Plan Year following receipt of the Participant’s Election by the Corporation. Determinations on all Elections and of any effective dates other than as specified above, shall be made by the Committee in accordance with its prevailing administrative procedures.

3.4	Exclusion from Eligibility.

Notwithstanding any other provisions of this Plan to the contrary, if the Committee determines that any Participant may not qualify as a “management or highly compensated employee” within the meaning of ERISA, or regulations thereunder, the Committee may determine, in its sole discretion, that such Participant shall cease to be eligible to participate in this Plan. Upon such determination, the Employer shall make an immediate lump sum payment to the Participant equal to the vested amount credited to the Participant’s Account. Upon such payment, no benefit shall thereafter be payable under this Plan either to the Participant or any Beneficiary of the

Participant, and all of the Participant’s Elections as to the time and manner of payment of his or her Account will be deemed to be canceled.

ARTICLE IV.

DEFERRAL OF COMPENSATION

4.1	Amount and Time of Election to Defer. With respect to each Plan Year, a Participant may elect to defer a specified percentage of his or her Compensation up to the percentage of Compensation stated, and subject to the terms described in Exhibit B attached hereto; provided, that each Participant must elect a minimum deferral of two percent (2%) of his or her Base Salary for a Plan Year, and elect a minimum deferral of ten percent (10%) of all or the portion above a specified threshold of a Participant’s Bonus for a Plan Year, and all deferrals elected must be in one percent (1%) increments of Compensation.

(b)	A Participant’s Election to defer that part of Compensation which constitutes Base Salary for services performed during a Plan Year shall be made not later than the close of the preceding Plan Year, or such other time as provided in Treasury Regulations published under Code Section 409A; provided that in the case of the first Plan Year in which a Participant becomes eligible to participate in the Plan, such Election may be made with respect to services to be performed subsequent to the Election within thirty (30) days after the Participant becomes eligible to participate in the Plan. A Participant’s Election to defer that part of Compensation which constitutes Bonus that constitutes Performance-Based Compensation based on services over a period of at least twelve (12) months in and for a Plan Year shall be made no later than six (6) months before the end of that Plan Year.

(c)	Unless otherwise specifically stated in a Participant’s Election to defer Compensation, an Election to defer Compensation of Base Salary shall apply only to the next Plan Year following such Election, and an Election to defer Bonus shall apply only to the next Plan Year following such Election. Except as otherwise directed by the Committee, Participants in the Plan shall make separate and new Elections to defer Base Salary and Bonus each Plan Year.

4.2	Deferral Periods.

Subject to the requirements of Section 4.4, below, a Participant shall be allowed to defer Compensation under the Plan by making either a Long-Term Deferral or a Short-Term Deferral. The Participant shall elect and designate his or her deferral period as either a Long-Term Deferral or a Short-Term Deferral in the Participation Agreement filed with the Committee for a Plan Year.

4.3	Committee Authority; Deferral of Compensation.

Subject to the requirements of Section 4.4, below, the Committee may, in its sole discretion, determine and direct that the amount of deferral and period of deferral which may be elected for Compensation, Base Salary or Bonus payable to Participants for any particular Plan Year or

Fiscal Year, or other period of service, be limited to an amount or amounts, and for a period or periods other than that which is otherwise generally provided herein; and the Committee may from time to time, in its sole discretion, also determine and direct that all or part of the Bonus payable to Participants for any period of service shall be deferred only for the period or periods of deferral determined solely by the Committee without any election thereon by Participants.

4.4	General Requirements for All Elections.

Notwithstanding anything to the contrary expressed or, implied herein, the following requirements stated in this Section 4.4 shall apply to the Plan and to all Elections by Participants to defer Compensation and receive distributions or payments under the Plan.

(a)	Elections.

(1)	Compensation for services performed by a Participant may be deferred at the Participant’s Election only if the Election to defer such Compensation is made not later than the close of the preceding Plan Year or such other time as is provided for in Treasury Regulations issued under Code Section 409A; provided that in the case of the first year in which a Participant is eligible to participate in the Plan, such Election may be made with respect to services to be performed subsequent to the Election within thirty (30) days after the date the Participant becomes eligible to the participate in the Plan; and in the case of any Performance-Based Compensation based on services performed over a period of at least twelve (12) months, such Election may be made no later than six (6) months before the end of the period.

(2)	If the Plan, or the Committee acting pursuant to the Plan, permits under any Subsequent Election a delay in a payment or a change in the form of payment of Compensation deferred under the Plan, such Subsequent Election shall not take effect until at least twelve (12) months after the date on which it is made. In the case of a Subsequent Election related to a payment to be made upon Separation from Service of a Participant, at a Specified Time or pursuant to a Fixed Schedule, or upon a Change in Ownership or Control, the first payment with respect to which Subsequent Election is made shall be deferred for a period not less than five (5) years from the date such payment would otherwise have been made; and any such Subsequent Election related to a payment at a Specified Time or pursuant to a Fixed Schedule may not be made less than twelve (12) months prior to the date of the first scheduled payment to which it relates.

4.5	Matching Amounts.

The Employer shall provide and credit a Matching Amount under this Plan with respect to each Participant who is eligible to be allocated matching contributions under the Thrift Plan; except that the Committee may, prior to any Plan Year, make a determination not to provide for the crediting of Matching Amounts for that Plan Year. The Matching Amount to be credited to a

Participant’s Matching Account for a Plan Year shall be an amount equal to the excess of (i) the Participant’s matching contribution percentage under the Thrift Plan for the Plan Year multiplied by the Participant’s Compensation from the Employer in that Plan Year, over (ii) the amount of Thrift Plan matching contributions made by the Employer that are allocated to the Participant’s Thrift Plan account for that Plan Year; it being intended that a Participant shall have credited to his or her Matching Account the amount of matching contributions which could not be allocated to the Participant’s Thrift Plan account for the Plan Year by reason of all limitations on compensation and contributions applicable to Thrift Plan matching contributions under the Code and Treasury regulations thereunder.

4.6	Crediting Deferred Compensation and Matching Amounts.

The amount of Compensation that a Participant elects pursuant to an Election to defer from Base Salary under the Plan shall be credited by the Employer to the Participant’s Deferral Account monthly, provided that the Employer shall reduce the deferral amount credited by the amount of any taxes or other amounts required to be withheld by the Employer from a Participant’s deferred Compensation pursuant to any state, federal or local law. The Matching Amount under the Plan for each Participant under Section 4.4 shall be credited by the Employer no later than the time that matching contributions are allocated under the Thrift Plan. The amount of Compensation that a Participant elects pursuant to an Election to defer from Bonus under the Plan shall be credited by the Employer to the Participant’s Deferral Account at the time the Bonus would otherwise be paid or payable to the Participant under the Key Employee Incentive Plan.

ARTICLE V.

BENEFIT ACCOUNTS

5.1	Determination of Account.

As of each Determination Date, a Participant’s Account shall consist of the balance of the Participant’s Account as of the immediately preceding Determination Date, plus the Participant’s deferred Compensation and Matching Amount credited pursuant to Section 4.4 since the immediately preceding Determination Date, plus investment return credited as of such Determination Date pursuant to Section 5.2, minus the aggregate amount of distributions, if any, made from such Account since the immediately preceding Determination Date.

5.2	Crediting of Investment Return; Other Items to Participant Accounts.

The Deferral Account and Matching Account of each Participant shall be periodically credited and increased, or debited and reduced, as the case may be, by the amount of investment return specified under Section 5.3. The Deferral Account and Matching Account of each Participant shall also be debited and credited for any deemed purchases or sales of, or other deemed transactions involving securities provided for under the Plan. The Deferral Account and Matching Account shall be so credited and debited not less frequently than monthly in the manner established and determined from time to time by the Committee, in its sole discretion. The manner in which the Committee determines that Participants” accounts shall be so debited or credited shall be described in written rules or procedures which shall be stated from time to time by a written description thereof which shall be attached to this Plan as Exhibit “D,” and furnished to the Participants in the Plan.

5.3	Investment Return Rate; Designated Deemed Investment.

The Investment Return Rate shall be determined in the manner specified in Exhibit “C” attached hereto.

To the extent the Investment Return Rate specified in Exhibit “C” attached hereto, applied to a Participant’s deferrals includes a rate that is to be determined from deemed investment of such Participant’s Account in investment options specified therein, the Committee shall prescribe the manner and form in which a Participant may designate the deemed investment of deferrals and other amounts in his or her Account. A Participant will be allowed to change such designation of deemed investment monthly or with such other frequency as specified by the Committee, in its sole discretion. Provided, that notwithstanding anything to the contrary stated or implied by the Plan, including all Exhibits thereto, the use, reference to or consideration of any such deemed investments made by the Committee or Plan, or designated by Participants, the Committee and the Corporation shall not be obligated to make or cause to be made any particular type or form of investment with respect to the funding or payment of the Deferral Benefits or Deferral Accounts of Participants under the Plan, and no Participant shall have the right to direct or in any manner control any actual investments, if any, made by the Employer or any other person for purposes of providing funds for paying liabilities of the Employer for benefits or otherwise under the Plan. No Participant shall have any ownership or beneficial interest in any such actual investments made by the Employer.

5.4	Statement of Accounts.

The Committee shall provide to each Participant in the Short-Term Deferral Plan within 120 days after the close of each Plan Year, a statement setting forth the balance of such Participant’s Account as of the Determination Date of the preceding Plan Year and showing all adjustments made thereto during such Plan Year. The Committee shall provide to each Participant in the Long-Term Deferral Plan, not less frequently than quarterly, a statement setting forth the balance of such Participant’s Account as of the last date of the preceding quarter in any Plan Year and showing all adjustments made thereto during such quarter of any Plan Year.

5.5	Vesting of Account.

Except as provided in Sections 11.1 and 11.2, below, a Participant shall be 100% vested in his or her Deferral Account and Matching Account at all times.

ARTICLE VI.

PAYMENT OF BENEFITS

6.1	Requirements for Distributions and Payments.

Notwithstanding anything to the contrary expressed or implied herein, the following requirements stated in this Section 6.1 shall apply to the Plan, to all Elections or Subsequent

Elections made by Participants under the Plan, and to all distributions and payments made pursuant to the Plan.

(a)	Any Compensation deferred under the Plan shall not be distributed earlier than

(1)	separation from Service of the Participant,

(2)	the date the Participant becomes Disabled,

(3)	death of the Participant,

(4)	a Specified Time (or pursuant to a Fixed Schedule) specified under the Plan at the date of deferral of such Compensation,

(5)	a Change in Ownership or Control, or

(6)	the occurrence of an Unforeseeable Emergency.

(b)	Notwithstanding the foregoing, in the case of a Participant who is a Key Employee, no distribution shall be made before the date which is six (6) months after the date of the Participant’s Separation from Service, or, if earlier, the date of death of such Participant.

(c)	No acceleration of the time or schedule of any distribution or payment under the Plan shall be permitted or allowed, except to the extent provided in Treasury Regulations issued under Code Section 409A.

(d)	If the Plan, or the Committee acting pursuant to the Plan, permits under any Subsequent Election by a Participant a delay in a payment or a change in the form of payment of Compensation deferred under the Plan, such Subsequent Election shall not take effect until at least twelve (12) months after the date on which it is made. In the case of a Subsequent Election related to a payment to be made upon Separation from Service of a Participant, at a Specified Time or pursuant to a Fixed Schedule, or upon a Change in Ownership or Control, the first payment with respect to which such Subsequent Election is made shall be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made; and any such Subsequent Election related to a payment at a Specified Time or pursuant to a Fixed Schedule may not be made less than twelve (12) months prior to the date of the first scheduled payment to which it relates.

6.2	Payment of Long-Term Deferred Benefit; Retirement Eligible Participant.

Subject to the requirements stated in Section 6.1, above, upon the Separation from Service as an Employee of the Employer by a Participant who is then entitled to commence receiving payment of a fully vested benefit under the Retirement Plan, the Employer shall pay to the Participant a Deferral Benefit in the form of benefit payment specified in the Participant’s written Election pursuant to Section 6.6.

6.3	Payment of Short-Term Deferral Benefit.

Subject to the requirements stated in Section 6.1, above, a Short-Term Deferral shall be paid to a Participant beginning on the date specified by the Participant in his or her Participation Agreement, and shall be paid in the form of benefit payment specified in the Participant’s written Election pursuant to Section 6.5; provided, that no part of a Short-Term Deferral may be paid prior to five (5) years following the Participant’s Election thereof.

6.4	Payment of Deferral Benefit upon Disability or Death.

(a)	Subject to the requirements stated in Section 6.1, above, if a Participant becomes Disabled, the Employer shall pay to the Participant, or the Participant’s personal representative, a Deferral Benefit in annual payments for either five (5) or fifteen (15) years, or in a single lump sum equal to the balance of the Participant’s Account determined pursuant to Article V, less any amounts previously paid and distributed. The Participant who becomes Disabled, or the Disabled Participant’s personal representative, shall elect which term of payment is to be paid.

(b)	Subject to the requirements stated in Section 6.1, above, upon the death of a Participant the Participant’s Account shall be paid to the Participant’s Beneficiary. If the Participant has elected Long-Term Deferral the Deferral Benefit shall be paid to the Beneficiary over the time period elected by the Participant commencing as soon as practicable after the time of death of the Participant. If the Participant has elected a Short-Term Deferral the Deferral Benefit shall be paid to the Beneficiary in a single lump sum payment.

6.5	Lump Sum Payment of Deferral Benefit Upon Termination of Employment; Participant Not Eligible for Vested Retirement Plan Benefits.

Subject to the requirements stated in Section 6.1, above, upon the separation from Service of a Participant as an Employee of the Employer prior to the time such Participant is entitled to commence receiving payment of a fully vested benefit under the Retirement Plan, and not by reason of such Participant’s Disability or death, the Employer shall pay to the Participant a Deferral Benefit equal to the balance of the Participant’s vested Account determined pursuant to Article V. This payment shall be made notwithstanding any other period or time of payment that has been elected by the Participant.

6.6	Form of Payment.

The Deferral Benefit payable to a Participant shall be paid in one of the following forms, as elected by the Participant at the time of his or her Election, and pursuant to such Election and his or her Participation Agreement.

(a)	For Participants who elect a Long-Term Deferral, the Deferral Benefit shall be paid in one of the following elected forms:

(1)	In annual payments of the vested Account balance, on and after the payment commencement date over a period of either five (5) or fifteen

(15) years (together, in the case of each annual payment, with investment return thereon credited after the payment commencement date pursuant to Section 5.2), with the amount of each such annual payment to be determined by multiplying the remaining principal amount and undistributed income in the Participant’s Account by a fraction, the numerator of which is one (1) and the denominator of which shall be the number of remaining annual payments, including the payment then being calculated; or

(2)	A lump sum.

(b)	For Participants who elect a Short-Term Deferral, the Deferral Benefit shall be paid in one of the following elected forms:

(1)	Annual payments of a fixed amount which shall amortize the vested Account balance, on and after the payment commencement date over a period of from one (1) to four (4) years (together, in the case of each annual payments with investment return thereon credited after the payment commencement to Section 5.2), with the amount of each such annual payment to be determined by multiplying the remaining principal amount and undistributed income in the Participant’s Account by a fraction, the numerator of which is one (1) and the denominator of which shall be the number of remaining annual payments, including the payment then being calculated; or

(2)	A lump sum.

6.7	Commencement of Payments.

Subject to the requirements stated in Section 6.1, above, and except as otherwise provided in Section 6.2, the commencement of payments under Sections 6.1 through 6.4, above, shall begin at the time specified by the Participant in his or her Election and Participation Agreement consistent with the terms and provisions of the Plan.

6.8	Additional Amount As To Certain Retirement Plan Participants.

Subject to the requirements stated in Section 6.1, above, the Corporation shall pay to a Participant or his or her survivor Beneficiary, as the case may be, an additional amount equal to the amount by which such Participant’s retirement benefit under the Retirement Plan is reduced by reason of the deferred Compensation elected by the Participant under the Plan not being taken into account in the calculation of such Participant’s retirement benefit under the Retirement Plan, but only if such deferred Compensation is not taken into account in determining a retirement benefit or payment payable to such Participant under the ONEOK, Inc. Supplemental Executive Retirement Plan (SERP), the 2005 Supplemental Executive Retirement Plan (2005 SERP), nor under any other plan, arrangement or agreement of the Corporation other than this Plan; and the additional amount payable to a Participant, or his or her Beneficiary, under this Section 6.8 shall be paid at the same time and in the same form as such Participant’s retirement benefit is paid under the Retirement Plan. A Participant may not elect to have such additional amount paid at any other time or in any other form.

6.9	Specific Term Deferrals.

Subject to the requirements stated in Section 6.1, above, the Corporation may, from time to time, offer to Participants the opportunity to otherwise defer specific amounts of Base Salary or Bonus for a specific duration to a Specified Time and to then be paid out in installments prior to Retirement. These deferrals will be accounted for separately and will be paid out pursuant to an Election that applies only to that deferral. The specific terms of each offering will be described in a written memorandum that will be attached to this document. Except where specifically provided otherwise in such memorandum, the terms of such deferrals will adhere to all of the other provisions of the Plan.

6.10	Payment of Deferrals for Unforeseeable Emergency.

Subject to the requirements stated in Section 6.1, above, in the case of an Unforeseeable Emergency, a Participant may apply in writing to the Corporation, or its designated agent, for the immediate distribution of all or part of his or her Deferral Benefit; provided, that such a distribution shall not exceed the amounts necessary to satisfy the emergency involved plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). In addition, the Participant must continue to defer Compensation subsequent to such distribution in accordance with the Participant’s Election and will not be permitted to elect to defer Compensation attributable to the calendar year subsequent to the calendar year of the distribution. The Corporation shall have the sole discretion as to whether such distribution shall be made, and its determination shall be final and conclusive. In making its determinations, the Corporation shall follow a uniform and nondiscriminatory practice.

ARTICLE VII.

BENEFICIARY DESIGNATION

7.1	Beneficiary Designation.

Each Participant shall have the right, at any time, to designate any person or persons as his or her Beneficiary to whom payment under the Plan shall be made in the event of the Participant’s death prior to complete distribution to the Participant of his or her Account. Any Beneficiary designation shall be made in a written instrument provided by the Committee. All Beneficiary designations must be filed with the Corporation and shall be effective only when received in writing by the Corporation.

7.2	Amendments.

Any Beneficiary designation may be changed by a Participant by the filing of a new Beneficiary designation, which will cancel all the Participant’s prior Beneficiary designations filed with the Committee.

7.3	No Designation.

If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant’s designated Beneficiary shall be deemed to be the Participant’s estate.

7.4	Effect of Payment.

Payment to a Participant’s Beneficiary (or, upon the death of a primary Beneficiary, to the contingent Beneficiary or, if none, to the Participant’s estate) shall completely discharge the Employer’s obligations under the Plan.

ARTICLE VIII.

ADMINISTRATION

8.1	Plan Committee; Duties.

The administrative committee for the Plan shall be those members of the Committee who are not Participants, as long as there are at least three (3) such members. If there are not at least three (3) such non-participating persons on the Committee, the Chief Executive Officer of the Corporation shall appoint other non-participating Directors or Corporation officers to serve on the Committee. The Committee shall supervise the administration and operation of the Plan, may from time to time adopt rules and procedures governing the Plan and shall have authority to give interpretive rulings with respect to the Plan. The Committee shall have such other powers and duties as are specified in this Plan as the same may from time to time be constituted, and not in limitation but in amplification of the foregoing, the Committee shall have power, to the exclusion of all other persons, to interpret the provisions of this instrument, to decide any disputes which may arise hereunder; to construe and determine the effect of Participant Agreements, Elections, beneficiary designations, and other actions and documents; to determine all questions that shall arise under the Plan, including questions as to the rights of Employees to become Participants, as to the rights of Participants, and including questions submitted by the trustee of a Trust created under Section 11.2 on all matters necessary for it properly to discharge its duties, powers, and obligations; to employ legal counsel, accountants, consultants and agents; to establish and modify such rules, procedures and regulations for carrying out the provisions of the Plan not inconsistent with the terms and provisions hereof, as the Committee may consider proper and desirable; and in all things and respects whatsoever, without limitation, to direct the administration of the Plan and any such Trust with the trustee being subject to the direction of the Committee. The Committee may supply any omission or reconcile any inconsistency in this instrument in such manner and to such extent as it shall deem expedient to carry the same into effect and it shall be the sole and final judge of such expediency. The Committee may adopt such rules and regulations with respect to the signature by an Employee, Participant and/or Beneficiary as to any agreements, Elections or other papers to be signed by Employees or Participants or Beneficiaries and similar matters as the Committee shall determine in view of the laws of any state or states. Any act which this instrument authorizes or requires the Committee to do may be done by a majority of the then members of the Committee. The action of such majority of the members expressed either by a vote at a meeting or in writing without a meeting, shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all of the members of the Committee at the time in office, provided, however, that the Committee may, in specific instances, authorize one (1) of its members to act for the Committee when and if it is found desirable and convenient to do so.

8.2	Agents.

The Committee may appoint an individual, who may be an employee of the Corporation, to be the Committee’s agent with respect to the day-to-day administration of the Plan. In addition, the Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Corporation.

8.3	Binding Effect of Decisions.

Any decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan shall be final and binding upon all persons having any interest in the Plan.

8.4	Indemnity of Committee.

The Corporation shall indemnify and hold harmless the members of the Committee and their duly appointed agents under Section 8.2 against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan, except in the case of gross negligence or willful misconduct by any such member or agent of the Committee.

ARTICLE IX.

AMENDMENT AND TERMINATION OF PLAN

9.1	Amendment.

The Corporation, on behalf of itself and of each Subsidiary may at any time amend, modify, suspend or reinstate any or all of the provisions of the Plan, except that no such amendment, modification, suspension or reinstatement may adversely affect any Participant’s Account, as it existed as of the day before the effective date of such amendment, modification, suspension or reinstatement, without such Participant’s prior written consent. Written notice of any amendment or other action with respect to the Plan shall be given to each Participant.

9.2	Termination.

The Corporation, on behalf of itself and of each Subsidiary, in its sole discretion, may terminate this Plan at any time and for any reason whatsoever. Upon termination of the Plan, the Committee shall take those actions necessary to administer any Participant Accounts existing prior to the effective date of such termination; provided, however, that a termination of the Plan shall not adversely affect the value of a Participant’s Account, the crediting of investment return under Section 5.2, or the timing or method of distribution of a Participant’s Account, without the

Participant’s prior written consent. Notwithstanding the foregoing, a termination of the Plan shall not give rise to accelerated or automatic vesting of any Participant’s Matching Account.

ARTICLE X.

PLAN EFFECT, LIMITATIONS,

MISCELLANEOUS PROVISIONS

10.1	Nature of Employer Obligation; Funding.

Participants, their Beneficiaries, and their heirs, successors and assigns, shall have no secured interest or claim in any property or assets of the Employer. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future.

10.2	Trusts; Transfers of Assets, Property.

(a)	Notwithstanding the foregoing, in the event of a Change in Ownership or Control, the Corporation shall create an irrevocable Trust, or before such time the Corporation may create an irrevocable or revocable Trust, to hold funds to be used in payment of the obligations of Employers under the Plan.

(b)	Notwithstanding anything otherwise expressed or implied herein, in the case of any assets set aside (directly or indirectly) in a such a Trust (or other arrangement determined by Treasury Regulations or otherwise pursuant to Code Section 409A) for purposes of paying deferred compensation under the Plan, no such assets (or such a Trust or other arrangement) shall ever be located or transferred outside the United States.

(c)	In the event of a Change in Ownership or Control or prior thereto, the Employers shall fund such Trust in an amount equal to not less than the total value of the Participants’ Accounts under the Plan as of the Determination Date immediately preceding the Change in Ownership or Control, provided that any funds contained therein shall remain liable for the claims of the general creditors of the respective Employers.

(d)	Pursuant to this Section 10.2, the Corporation may, without further reference to or action by any Employee, Participant, or any Beneficiary from time to time enter into such further agreements with a trustee or other parties, and make such amendments to said trust agreement or such further agreements, as the Corporation may deem necessary or desirable to carry out the Plan; from time to time designate successor trustees of such a Trust; and from time to time take such other steps and execute such other instruments as the Corporation may deem necessary or desirable to carry the out the Plan. The Committee shall advise the trustee of any such Trust in writing with respect to all Deferral Benefits which become payable under the terms of the Plan and shall direct the trustee to pay such Deferral Benefits from the respective Participants’ Accounts, and the Committee shall have authority to otherwise deal with and direct the trustee of such a Trust in matters pertinent to the Plan.

(e)	It is intended that any Trust created hereunder is to be treated as a “grantor” trust under the Code, and the establishment of such a Trust is not intended to cause a Participant to realize current income on amounts contributed thereto, such a Trust is not intended to cause the Plan to be “funded” under ERISA and the Code, and any such Trust shall be so interpreted, and such Trust shall be funded in a manner that assets set aside or transferred to such Trust shall not be treated under Code Section 409A as property transferred in connection with the performance of services by reason of such assets being located or transferred outside the United States.

(f)	Notwithstanding anything to the contrary expressed or implied herein, no transfer of assets shall be made under or in connection with the Plan or Compensation deferred under the Plan that would constitute a transfer of property within the meaning of Code Section 83 with respect to such Compensation by reason of such assets becoming restricted to the provision of benefits under the Plan in connection with a change in the Corporation’s financial health, as provided for under Code Section 409A, and Treasury Regulations issued thereunder.

10.3	Nonassignability.

No right or interest under the Plan of a Participant or his or her Beneficiary (or any person claiming through or under any of them), shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of any such Participant or Beneficiary. If any Participant or Beneficiary shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his or her benefits hereunder or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him or her, then the Committee, in its discretion, may terminate such Participant’s or Beneficiary’s interest in any such benefit (including the Deferral Account) to the extent the Committee considers necessary or advisable to prevent or limit the effects of such occurrence. Termination shall be effected by filing a written instrument with the Secretary of the Corporation and making reasonable efforts to deliver a copy to the Participant or Beneficiary whose interest is adversely affected (the “Terminated Participant”).

As long as the Terminated Participant is alive, any benefits affected by the termination shall be retained by the Employer and, in the Committee’s sole and absolute judgment, may be paid to or expended for the benefit of the Terminated Participant, his or her spouse, his or her children or any other person or persons in fact dependent upon him or her in such a manner as the Committee shall deem proper. Upon the death of the Terminated Participant, all benefits withheld from him or her and not paid to others in accordance with the preceding sentence shall be disposed of according to the provisions of the Plan that would apply if he or she died prior to the time that all benefits to which he or she was entitled were paid to him or her.

10.4	Captions.

The captions contained herein are for convenience only and shall not control or affect the meaning or construction hereof.

10.5	Governing Law.

The provisions of the Plan shall be construed and interpreted according to the laws of the State of Oklahoma.

10.6	Successors.

The provisions of the Plan shall bind and inure to the benefit of the Corporation, its Subsidiaries, and their respective successors and assigns. The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Corporation or a Subsidiary and successors of any such corporation or other business entity.

10.7	No Right to Continued Service.

Nothing contained herein shall be construed to confer upon any Eligible Employee the right to continue to serve as an Eligible Employee of the Employer or in any other capacity.

ONEOK, Inc.

By:
David Kyle Chairman of the Board, Chief Executive Officer and President

EXHIBIT A

ONEOK, Inc.

2005 NONQUALIFIED DEFERRED COMPENSATION PLAN

Re:	Section 3.1 – Eligible Employees

Effective Date: January 1, 2005

Except as otherwise specifically determined by the Committee, Eligible Employees who may participate in the Plan shall be designated in writing by the Chief Executive Officer, or his designee, each Plan Year during the period after November 1 and prior to the next January 1 (“Designation Period”), with such designation to indicate the Eligible Employees for the Plan Year next following such Designation Period who shall be each Employee who (i) had Base Salary on November 1 of that Plan Year, which places such Employee in the group of Employees consisting of the top two percent (2%) of the Employees when ranked on the basis of Base Salary, (ii) is designated on such November 1 to be at least within Pay Grade 12 or its deemed equivalent, as established by the Corporation, and (iii) is so designated by name in writing in an instrument signed by the Chief Executive Officer of the Corporation, or his designee. The Corporation’s designation of Eligible Employees for a Plan Year shall be reported to and approved by the Board in accordance with its directions.

An Employee must be an Eligible Employee prior to the beginning of a Plan Year in order to participate in the Plan for such Plan Year, unless otherwise determined by the Committee and approved by the Board.

A list of the Eligible Employees who are so designated and approved for a Plan Year shall be made by the Chief Executive Officer, or his designee, the Committee, or by a duly authorized representative of the Committee, and be maintained with the Plan in the records of the Corporation.

EXHIBIT B

ONEOK, Inc.

2005 NONQUALIFIED DEFERRED COMPENSATION PLAN

Re:	Section 4.1 – Amount of Deferral

Effective Date: January 1, 2005

As of the date above, and effective until this Exhibit is modified by the Committee and Board, the table below indicates the types of Compensation that are eligible for deferral at the designated percentages stated:

Type of Compensation	Minimum Percentage That Must Be Deferred	Maximum Percentage That May Be Deferred
Base Salary	2%	*90%
Bonus (or the portion above a specified threshold)	10%	*90%

A Participant may defer Compensation only in 1% increments of Base Salary and/or Bonus.

*	The Participant’s deferral shall be after deductions and withholding of amounts applicable to deferrals made by the Participant pursuant to other employee benefit plans of the Employer under Code Sections 125 and 401(k), and after deduction and withholding of all income and employment taxes required, as determined by the Committee and Employer, under uniform rules and procedures.

EXHIBIT C

ONEOK, Inc.

2005 NONQUALIFIED DEFERRED COMPENSATION PLAN

Re:	Section 2.21 – Investment Return Rate

Date: January 1, 2005

A.	Short-Term Deferrals

For amounts deferred by a Participant as a Short-Term Deferral, the Investment Return Rate will be the Five-Year Treasury Bond Rate as of the first business day of January of the Plan Year; provided that the Corporation may determine such other Investment Return Rate as it selects from time to time, in its discretion.

B.	Long-Term Deferrals

The Investment Return Rate on a Participant’s Long-Term Deferral shall be the rate determined pursuant to the following:

1.	A Participant electing a Long-Term Deferral Investment Return Rate shall so designate such deemed investment of his/her Deferred Compensation Account in the manner and form, and at such times as prescribed by the Committee.

2.	A Participant shall be allowed to change such designation at least once each calendar quarter, or more frequently as determined by the Committee, in its sole discretion. Such Investment Return Rate shall be determined and calculated in the manner determined by the Committee, in its sole discretion, and added to or deducted from the Participant’s Deferred Compensation Account periodically, not less frequently than annually. Such Investment Return Rate shall be so credited to or deducted from a Participant’s Deferred Compensation Account until all payments with respect thereto have been made to the Participant, or to the Participant’s designated Beneficiary pursuant to the Plan. The Employer shall not be liable or otherwise responsible for any decrease in a Participant’s Deferred Compensation Account because of the investment performance resulting from application of the foregoing provisions which make the Investment Return Rate on a Participant’s Long-Term Deferrals under the Plan equivalent to the investment return that is realized by deemed investment of the Participant’s Deferred Compensation Account in Thrift Plan investment options designated by the Participant.

Notwithstanding the foregoing, the Employer shall not be required to actually invest amounts deferred by a Participant nor the Account of any Participant in any particular form, type or amount of investment, and no Participant shall have the right to direct or in any manner control the actual investments, if any, made by the Employer or any other person for purposes of providing funds for paying the liabilities of the Employer for benefits or otherwise under the Plan; and a

Participant shall not have any ownership or beneficial interest in any such actual investments that may be made by the Employer. In no event shall any Participant or Beneficiary have a right to receive an amount under the Plan other than that of a general unsecured creditor of the Employer notwithstanding the foregoing provisions with respect to the measurement and determination of a Participant’s Investment Return Rate on his/her Long-Term Deferral by reference to the performance of deemed investments in Thrift Plan investment options designated by the Participant.

3.	A Participant shall be entitled to elect to have either the Investment Return Rate credited to and deducted from his or her Long-Term Deferrals under the Plan. A Participant shall make an Election of such Investment Return Rate at the time and in the manner prescribed by the Committee.

EXHIBIT D

ONEOK, Inc.

2005 NONQUALIFIED DEFERRED COMPENSATION PLAN

Adopted By Executive Compensation Committee

Re:	Section 5.2 – Crediting and Debiting of Investment Return,

Other Items To Participant Accounts

Date: January 1, 2005

(1) The Deferral Account and Matching Account of each Participant shall be periodically credited and increased, or debited and reduced, as the case may be, by the amount of investment return specified under Section 5.3 of the Plan.

(2) Except as otherwise provided herein, the Deferral Account and Matching Account shall be credited and debited with investment return and losses, if any, not less frequently than on a monthly basis after such Accounts have been adjusted for any deferrals, credits, debits, distributions and payments.

(3) A Participant’s Accounts will be charged with cost of any deemed purchases of securities and credited with proceeds of any deemed sales of securities which may be considered as made in respect to the Investment Return Rate specified in Exhibit “C” of the Plan by reason of changes in deemed investments designated by such Participant, in substantially the same manner as would occur if such securities were being purchased or sold by a Participant under the Thrift Plan. The Committee may, in its sole discretion, allocate, charge and credit other items and amounts to such deemed purchases and sales in a manner comparable to the administration of such items under the Thrift Plan.

(4) All of a Participant’s deferrals of Base Salary in a calendar month shall be deemed to be made as of the date it otherwise would have been paid to the Participant.

(5) A Participant deferral of Bonus will be credited and debited with investment return from the date of deferral.

(6) Until a Participant or his or her Beneficiary receives his or her entire account, the unpaid balance thereof shall be credited and debited with investment return as provided in Section 5.2 of the Plan.